Exhibit 99.1

NuStar GP Holdings, LLC Reports Better-Than-Expected Second Quarter

2008 Earnings and Announces Quarterly Distribution

SAN ANTONIO, July 25, 2008 – NuStar GP Holdings, LLC (NYSE:NSH) today announced earnings of $5.8 million, or $0.14 per unit, for the second quarter of 2008, which is better than the $0.10 per unit earnings management guided to previously on May 28. These results compare to $11.2 million, or $0.26 per unit, generated in the second quarter of 2007. Distributable cash flow available to unitholders for the second quarter of 2008 was $16.2 million, or $0.38 per unit, compared to $14.4 million, or $0.34 per unit, for the second quarter of 2007.

With respect to the quarterly distribution to unitholders for the second quarter of 2008, NuStar GP Holdings, LLC also announced that its board of directors has declared a distribution of $0.36 per unit, which would equate to $1.44 per unit on an annualized basis. This quarterly distribution represents an increase of $0.02 per unit, or 5.9 percent, over the $0.34 distribution for the second quarter of 2007 and will be paid on August 15, 2008, to holders of record as of August 6, 2008.

“NuStar Energy L.P.’s strong outlook for the third quarter of 2008 and continued focus on future growth should allow for healthy distribution increases at NuStar GP Holdings, LLC in 2008 as a result of the benefit of the incentive distribution rights,” said Curt Anastasio, Chief Executive Officer and President of NuStar Energy L.P. and NuStar GP Holdings, LLC.

A conference call with management is scheduled for 11:00 a.m. ET (10:00 a.m. CT) today, July 25, 2008, to discuss the financial results for the second quarter of 2008. Investors interested in listening to the presentation may call 800/622-7620, passcode 54135570. International callers may access the presentation by dialing 706/645-0327, passcode 54135570. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 54135570. A live broadcast of the conference call will also be available on the company’s Web site at www.nustargp.com.

NuStar GP Holdings, LLC is a publicly traded limited liability company that owns the two percent general partner interest, an 18.4 percent limited partner interest and the incentive distribution rights in NuStar Energy L.P., one of the largest asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation with operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. For more information, visit NuStar GP Holdings, LLC’s Web site at www.nustargp.com.

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Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the company’s beliefs as well as assumptions made by and information currently available to the company. These statements reflect the company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar GP Holdings, LLC’s 2007 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar GP Holdings, LLC

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit Data and Per Unit Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Statement of Income Data:
Equity in earnings of NuStar Energy L.P.	$6,704	$11,951	$22,458	$21,508

General and administrative expenses	(824)	(747)	(1,566)	(1,543)
Other (expense) income, net	(82)	24	(82)	(2)
Interest (expense) income, net	(67)	18	(96)	14

Income before income tax benefit	5,731	11,246	20,714	19,977
Income tax benefit	49	2	69	42

Net income	$5,780	$11,248	$20,783	$20,019

Basic and diluted net income per unit	$0.14	$0.26	$0.49	$0.47

Equity in Earnings of NuStar Energy L.P.:
General partner interest (2%)	$167	$705	$1,181	$1,249
General partner incentive distribution	5,718	4,413	10,906	8,323

General partner's interest in earnings of NuStar Energy L.P.	5,885	5,118	12,087	9,572
Limited partner interest in earnings of NuStar Energy L.P.	1,540	7,554	11,813	13,378
Amortization of step-up in basis related to NuStar Energy L.P.'s assets and liabilities	(721)	(721)	(1,442)	(1,442)

Equity in earnings of NuStar Energy L.P.	$6,704	$11,951	$22,458	$21,508

Distributable Cash (Note 1):
Cash distributions from NuStar Energy L.P. associated with:
General partner interest (2%)	$1,211	$997	$2,422	$1,951
Incentive distribution rights (Note 2):	5,718	4,413	11,436	8,323
Limited partner interest-common units	10,064	9,714	20,131	19,073

Total cash distributions from NuStar Energy L.P.	16,993	15,124	33,989	29,347
Deduct expenses of NuStar GP Holdings, LLC:
General and administrative expenses	(824)	(747)	(1,566)	(1,543)
Income tax benefit	49	2	69	42
Interest (expense) income, net	(67)	18	(96)	14

Distributable cash flow	$16,151	$14,397	$32,396	$27,860

Units outstanding	42,500,990	42,500,000	42,500,990	42,500,000

Distributable cash flow per unit	$0.38	$0.34	$0.76	$0.66

Cash distributions to be paid to the unitholders of NuStar GP Holdings, LLC:
Distribution per unit	$0.36	$0.34	$0.72	$0.66

Total distribution	$15,300	$14,450	$30,600	$28,050

NuStar GP Holdings, LLC

Consolidated Financial Information

(Unaudited, Thousands of Dollars)

Notes:

1.	NuStar GP Holdings, LLC utilizes distributable cash flow as a financial measure which is not defined in United States generally accepted accounting principles. Management uses this financial measure because it is a widely accepted financial indicator used by investors to compare general partner performance. In addition, management believes that this measure provides investors an enhanced perspective of the ability to make a minimum quarterly distribution. Distributable cash flow is not intended to represent cash flows for the period, nor is it presented as an alternative to net income. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to distributable cash to net cash provided by operating activities:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net Income	$5,780	$11,248	$20,783	$20,019

Adjustments to Derive Distributable Cash Flow:
Equity in earnings of NuStar Energy L.P.	(6,704)	(11,951)	(22,458)	(21,508)
Quarterly distribution from NuStar Energy L.P.	16,993	15,124	33,989	29,347
Other expense (income), net	82	(24)	82	2

Distributable cash flow	16,151	14,397	32,396	27,860

Adjustments to Distributable Cash Flow to Derive Net Cash Provided by
Operating Activities:
Quarterly distribution from NuStar Energy L.P.	(16,993)	(15,124)	(33,989)	(29,347)
Cash distribution of equity earnings received from NuStar Energy L.P.	6,704	11,951	22,458	21,508
Net effect of changes in operating accounts	339	1,345	(510)	2,560

Net cash provided by operating activities	$6,201	$12,569	$20,355	$22,581

2.	NuStar Energy L.P.'s net income allocation for the first quarter 2008 to general and limited partners reflected total cash distributions based upon the partnership interests outstanding as of March 31, 2008. NuStar Energy L.P. issued approximately 5.1 million common units in April 2008. Actual distribution payments are made within 45 days after the end of each quarter as of a record date that is set after the end of each quarter. As such, the general partner's portion of the actual cash payment made with respect to the first quarter 2008, including the incentive distribution rights, was greater than the net income allocated to the general partner.